UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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THE HACKETT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

March 25, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) to be held on May 7, 2010 at 11:00 a.m. (local time) at the Company’s Headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida.

At this meeting you will be asked to vote for the election of three directors and to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. These matters are discussed in detail in the attached proxy statement.

It is important that your shares be represented at the meeting whether or not you plan to attend. Included with these soliciting materials is a proxy card for voting, an envelope with postage prepaid in which to return your proxy, instructions for voting by telephone or on the Internet and our Annual Report to Shareholders.

On March 26, 2010, we will mail to our shareholders a notice containing instructions on how to access our 2009 Annual Report and proxy statement and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

We look forward to receiving your vote and seeing you at the meeting.

Sincerely,

Ted A. Fernandez

Chairman and Chief Executive Officer

The date of this proxy statement is March 25, 2010, and it is first being made available to shareholders via the Internet and the U.S. Mail on or about March 26, 2010.

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2010

The 2010 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) will be held on May 7, 2010 at 11:00 a.m. (local time) at the Company’s Headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida, for the following purposes:

1.	To elect three directors to the Board of Directors;

2.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 15, 2010 as the record date to determine the shareholders entitled to notice of and to vote at the annual meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of the Company’s shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder for any purpose related to the meeting during ordinary business hours for ten days prior to the annual meeting at the Company’s offices and at the location of the annual meeting on May 7, 2010. All shareholders are cordially invited to attend the annual meeting.

On March 26, 2010, we will mail to our shareholders a notice containing instructions on how to access our Annual Report and proxy statement and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

By Order of the Board of Directors,

Frank A. Zomerfeld

Secretary

Miami, Florida

March 25, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 7, 2010 – this Proxy Statement and The Hackett Group, Inc.’s 2009 Annual Report are available at www.edocumentview.com/hckt.

Whether or not you plan to attend the annual meeting, we ask that you do the following. If you are receiving this document via the U.S. Mail, please complete, date, sign and return the enclosed proxy card in the postage prepaid envelope or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. If you are receiving this document via Internet delivery only, please vote by telephone or through the Internet as instructed on the notice you received via the U.S. Mail. You may, if you wish, revoke your proxy at any time before it is voted by filing with the Secretary of the Company, Frank A. Zomerfeld, a written revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. If you submit your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2010

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This proxy statement and the accompanying Notice of Annual Meeting and proxy card are being furnished and made available, on or about March 26, 2010, to the shareholders of The Hackett Group, Inc. (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2010 Annual Meeting of Shareholders to be held on May 7, 2010 at 11:00 a.m. (local time) at the Company’s Headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida, and any postponement or adjournment thereof.

If the form of proxy enclosed or provided via the Internet is properly executed and returned to the Company or voted via telephone or the Internet in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions thereon or submitted via the telephone or Internet.

Executed but unmarked proxies will be voted

•	“FOR” Proposal 1 to elect the Board of Directors’ nominees for directors; and

•	“FOR” Proposal 2 to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at the annual meeting.

On March 26, 2010, the Company will mail to its shareholders a notice containing instructions on how to access the Company’s 2009 Annual Report and proxy statement and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Shareholders receiving this document and accompanying proxy card and annual report via the Internet may submit their proxies by telephone or through the Internet as instructed in the notice delivered via the U.S. Mail. If shareholders choose to receive this document and accompanying proxy card via the U.S. Mail, those shareholders may submit a signed proxy card or they may submit their proxy by telephone or through the Internet as instructed on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to shareholders that hold their shares through a broker, nominee, fiduciary or other custodian. If your shares are held in this manner, please check your proxy card or contact your broker, nominee, fiduciary or other custodian to determine whether you will be able to vote by telephone or through the Internet.

The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The securities that may be voted at the annual meeting consist of shares of the Company’s common stock. Each outstanding share of common stock entitles its owner to one vote on each matter as to which a vote is taken at the annual meeting. The close of business on March 15, 2010 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to vote at the annual meeting. On the record date, 41,361,963 shares of common stock were issued and outstanding and entitled to vote. The presence, in person or by proxy, of at least a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the annual meeting. Shares can be voted only if the shareholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card or in the notice mailed to you.

Assuming the presence of a quorum at the annual meeting, a plurality of the votes cast in person or represented by proxy at the annual meeting is required for election of the directors. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the approval of the proposal to ratify the appointment of the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2010.

Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. For example, a “broker non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and broker non-votes will not have any effect on the approval of Proposal 1. Because abstentions will be counted for purposes of determining the shares present or represented at the annual meeting and entitled to vote, abstentions will have the same effect as a vote “against” Proposal 2. Broker non-votes will not have any effect on the approval of Proposal 2.

The presence of a shareholder at the annual meeting will not automatically revoke such shareholder’s proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. If you submitted your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s certificate of incorporation provides that the Board of Directors shall consist of not fewer than five directors nor more than fifteen directors. The Company’s bylaws provide that the number of directors, within such limits, shall be determined by resolution of the Board of Directors. The Board of Directors currently is composed of seven directors. The Board of Directors is divided into three classes. Each class is elected each year for a term of three years.

Three directors will be elected at the annual meeting. The Board of Directors has nominated Ted A. Fernandez, Terence M. Graunke and Alan T.G. Wix for the positions. If elected, Messrs. Fernandez, Graunke and Wix will each serve a three-year term expiring at the annual meeting in 2013. In connection with the Company’s acquisition of the business of Archstone Consulting, LLC (“Archstone Consulting”) in November 2009, Mr. Graunke was appointed to the Board of Directors for a term ending at the 2010 annual meeting. You can find more information about Messrs. Fernandez, Graunke and Wix below.

Unless otherwise instructed on the proxy, it is the intention of the proxy holders to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend. Directors are elected by a plurality of the votes cast at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

MESSRS. FERNANDEZ , GRAUNKE AND WIX AS DIRECTORS.

Information as to the Nominees and Continuing Directors

The following table sets forth certain information regarding the Board of Directors’ nominees for election as directors and those directors who will continue to serve as such after the annual meeting.

Name	Age(1)	Director Since(2)	Position(s) held with the Company	Term Expires
NOMINEES
Ted A. Fernandez	53	1997	Chairman and Chief Executive Officer	2010
Terence M. Graunke	50	2009		2010
Alan T.G. Wix(3)	68	1999		2010

CONTINUING DIRECTORS
David N. Dungan	56	2000	Vice Chairman and Chief Operating Officer	2012
Richard N. Hamlin(3)	62	2003		2012
John R. Harris(3)	62	2006		2011
Edwin A. Huston(3)	71	2001		2011

(1)	The ages shown are as of March 15, 2010.
(2)	The dates shown reflect the year in which these persons were first elected as directors of the Company.
(3)	Member of the Audit, Compensation and Nominating Committees.

The principal occupations and other public company directorships for the past five years or more of the three nominees for director and the four directors whose terms of office will continue after the annual meeting are set forth below.

Nominees

Ted A. Fernandez is a founder of the Company. He has served as Chairman of its Board of Directors and Chief Executive Officer (“CEO”) since inception. Mr. Fernandez served as the National Managing Partner of KPMG LLP’s (“KMPG’s”) Strategic Services Consulting Division from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG’s Management Committee from 1995 to 1997. From 1979 to 1994, Mr. Fernandez held several industry, executive and client service positions with KPMG.

Terence M. Graunke was appointed to the Company’s Board of Directors on November 10, 2009 in connection with its acquisition of Archstone Consulting. Mr. Graunke is the chairman and co-founder of Lake Capital Management LLC (“Lake Capital”), a private investment firm headquartered in Chicago. Mr. Graunke has served as Chairman since 1998. Mr. Graunke serves on the boards of numerous portfolio companies of Lake Capital Partners LLC, an affiliate of Lake Capital. Mr. Graunke also sits on the board of directors of the Max McGraw Wildlife Foundation.

Alan T.G. Wix is a Director of BDC Partnership Ltd. Mr. Wix was the Chairman of Fiva Marketing, Ltd. from April 2003 to December 2008. Mr. Wix served as the Chairman of the Board of Farsight PLC from April 1999 until June 2005. Mr. Wix served as the Chief Executive Officer of Farsight PLC from April 1999 until June 2002. Mr. Wix retired in August 1998 as Managing Director Core IT Development of Lloyds TSB, a position he held from January 1993. From April 1990 to January 1993, Mr. Wix held the position of Head of Development at Lloyds TSB. Prior to being elevated to that position, Mr. Wix held a variety of positions within the information systems division of Lloyds TSB.

Continuing Directors

David N. Dungan is a founder of the Company. He served as a Managing Director from the Company’s inception until March 2000 when he became a director and was named Chief Operating Officer (“COO”). Mr. Dungan was named Vice Chairman in February of 2006. Prior to founding the Company, Mr. Dungan served as the National Partner-in-Charge of the World Class Finance Practice of KPMG’s Strategic Services Consulting Division from May 1994 to February 1997. Mr. Dungan joined KPMG in 1986 and, until May 1994, held various executive positions with that firm.

Richard N. Hamlin is a consultant and investor. He served as the Chief Financial Officer of CommerceQuest, Inc. from July 2002 to August 2003. Mr. Hamlin retired in June 2000 as a partner of KPMG Consulting, a position he held from January 2000. Mr. Hamlin served as a partner of KPMG from 1979 until January 2000, including service on KPMG’s Board of Directors from 1994 to 1998. Mr. Hamlin was a member of the Board of Directors of eTelecare Global Solutions from February 2006 to August 2009. Mr. Hamlin served as the Chairman and Trustee of the Dakota Minnesota Eastern Railroad, a wholly-owned subsidiary of Canadian Pacific Railroad, from October 2007 through November 2008.

John R. Harris is an independent consultant. He is the former President and Chief Executive Officer of eTelecare Global Solutions, a provider of outsourced customer care services. Mr. Harris served in these roles in February of 2006 until October 2009. Mr. Harris served as Chief Executive Officer of Seven Worldwide Inc., a digital content management company, from December 2003 to January 2005. From July 2002 to December 2003, he served as Chief Executive Officer and President of Delinea Corporation, an application and business process management company serving the energy industry. From August 2001 to July 2002, Mr. Harris served as Chief Executive Officer and President of Exolink. From September 1999 to September 2001, he served as Chairman and Chief Executive Officer of Ztango, Inc. Mr. Harris previously spent 25 years with Electronic Data Systems (“EDS”), during which he held a variety of executive leadership positions including Group Executive and     President of EDS’s four strategic business units serving the telecommunications and media industries. He also served as EDS’s Corporate Vice President, Marketing & Strategy. Mr. Harris is a member of the Board of Directors of Premiere Global Services, Inc. and BancTec Corporation.

Edwin A. Huston served as the Vice Chairman of Ryder System, Inc. (“Ryder”), an international logistics and transportation solutions company, from March of 1999 until retiring on June 30, 2000. Mr. Huston served as Senior Executive Vice President, Finance and Chief Financial Officer of Ryder from January 1987 until he became Vice Chairman. Mr. Huston is a director of Kaman Corporation and Tennenbaum Opportunities Fund V, LLC. During the past five years Mr. Huston also served on the Board of Directors of Enterasys Networks and Unisys Corporation.

Other Executive Officer

The principal occupation during the past five years or more of the Company’s other executive officer is set forth below.

Robert A. Ramirez, 43, is the Company’s Executive Vice President, Finance and Chief Financial Officer (“CFO”), a position he has held since August 2007. Mr. Ramirez served as Corporate Controller of the Company from July 2006 through July 2007. Mr. Ramirez served as Senior Director, Finance and Practice Controller of the Company from October 2005 to July 2006 when he was named Corporate Controller. Mr. Ramirez held a variety of other positions within the Company’s business intelligence, finance transformation and retail consulting practices from 1998 to 2005.

Corporate Governance and Other Matters

Board Composition

The Board of Directors consists of seven members, a majority of which are considered “independent directors” under the current listing standards of the NASDAQ Stock Market (“NASDAQ”). The Company’s independent directors are Richard N. Hamlin, John R. Harris, Edwin A. Huston and Alan T.G. Wix. The Board has determined that Mr. Graunke is not an “independent director” until all of the Company’s remedies associated with the Archstone Consulting transaction expire since the exercise of those remedies could result in the interests of entities with which Mr. Graunke is affiliated, becoming adverse to the interests of the Company. The Board will review this position when the aforementioned remedies expire. The Board of Directors currently has three committees, the Audit Committee, the Compensation Committee and the Nominating Committee.

Leadership Structure

The roles of Chairman of the Board of Directors and Chief Executive Officer have been unified since the Company was founded. The Board believes it is important that overall goals and objectives established and approved by the Board be controlled by a single executive.

The Board’s Role in Risk Oversight

Through its Committees, the Board of Directors plays an active role in risk oversight. The Board of Directors delegates certain risk oversight functions to its Audit Committee. These functions are to assist the Board of Directors in its responsibility for oversight of (a) the quality and integrity of the Company’s financial statements and its financial reporting and disclosure practices, (b) the Company’s systems of internal controls regarding finance and accounting compliance, (c) the independence and performance of the Company’s outside auditor, and (d) the Company’s ethical compliance programs. The Board has delegated compensation program risk oversight to its Compensation Committee. The Compensation Committee is charged with understanding the Company’s various compensation programs and understanding how the programs are aligned with the Company’s goals and objectives. The Board delegates to its Nominating Committee the authority to approve or reject nominees for election thus ensuring that a person whose interests are not fully aligned with the Company’s interests do not gain access to a Board seat. Finally, the Board as a whole has the responsibility to review and approve the Company’s annual operating plan. In connection with that process, the Board typically inquires as to the greatest areas of risk associated with the annual operating plan and the Company’s operating model taken as a whole, and confirms that these risks are appropriately mitigated.

Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees

Specific experience, qualifications, attributes and skills that the Board believes qualify each current director for his or her position on the Board are summarized below. This description is not intended as an exclusive description of the types of expertise or contributions provided by each Director.

Ted A. Fernandez - Mr. Fernandez founded the Company in 1997 based on a strategy he developed based on his extensive history in the professional services industry which included an eighteen year career with KPMG. His career at KPMG culminated in the role of the National Managing Partner of KPMG’s Strategic Services Consulting Division from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG’s Management Committee from 1995 to 1997. He brings an in-depth knowledge of the professional services industry, especially business consulting, and organizational leadership within that industry. He also provides extensive financial and accounting experience to the Board. Mr. Fernandez provides the Board with day to day knowledge of the Company’s business and markets. He also provides broad and deep experience with strategic plan development and execution.

David N. Dungan - Along with Mr. Fernandez, Mr. Dungan founded the Company in 1997. Mr. Dungan joined KPMG in 1986 and, until May 1994, held various executive positions with KPMG. Mr. Dungan served as the National Partner-in-Charge of the World Class Finance Practice of KPMG, LLP’s Strategic Services Consulting Division from May 1994 to February 1997. Mr. Dungan provides the Board with broad financial and operational experience managing and leading a professional services firm focused on business consulting.

Terence M. Graunke - Mr. Graunke is chairman and co-founder of Lake Capital, a private investment firm. Lake Capital is a private equity firm that makes investments in mid-sized businesses. He co-founded Lake Capital in 1998 as a vehicle to acquire interests in service-based companies creating significant enterprise value by applying the firm’s capital as well as strategic and operating expertise to enhance growth, profitability and market position. Since 1998, Lake Capital has owned and built more than twenty companies, including start-up business consultancy firms. Lake Capital enterprises are located across the United States and have operations that extend to Canada and Europe. Mr. Graunke brings to the Board an extensive history of evaluating, purchasing and managing professional services firms in the Company’s industry. He also brings a history of board participation in the Company’s business segment with an emphasis on business services and international experience through the management of Lake Capital’s interests abroad.

Richard N. Hamlin - Mr. Hamlin provides the Board with extensive financial and accounting experience gained over a more than thirty-year career as a Certified Public Accountant at KPMG. Mr. Hamlin served as a partner of KPMG for twenty-one years which included service on KPMG’s Board of Directors from 1994 to 1998 and later became a partner of KPMG Consulting. Mr. Hamlin’s experience provides additional depth of capability to the Audit Committee. Mr. Hamlin is designated an “audit committee financial expert” as defined by SEC regulations. Mr. Hamlin also possesses a history of board participation on a public company board as a former member of the Board of Directors and Chairman of eTelecare Global Solutions. Mr. Hamlin also provides operational perspective from outside of the business consulting segment having served as the Chairman and Trustee of the Dakota Minnesota Eastern Railroad, a wholly-owned subsidiary of Canadian Pacific Railroad.

John R. Harris - Mr. Harris has an extensive history of senior executive leadership and board participation in the information technology, media, telecommunications and outsourcing industries having spent twenty-five years in various senior executive leadership roles with EDS including Group Executive and President of EDS’s four strategic business units serving the telecommunications and media industries and Corporate Vice President, Marketing & Strategy. He also has in-depth experience in public company operations management having served as the President and Chief Executive Officer of eTelecare Global Solutions, a provider of outsourced customer care services. Mr. Harris also provides significant public company board experience through his service as a director of BancTec Corporation and through his prior service on the boards of Applied Graphic Technologies and Genuity. He continues to provide additional operational perspective through his participation as a director of Premiere Global Services, Inc. and Ventiv Health, Inc. and through his independent consulting work in the information technology industry.

Edwin A. Huston - Mr. Huston provides the Board with in-depth finance experience from his educational background in finance to progressively senior roles at Ryder, an international logistics and transportation services provider, over a thirty-year period. Mr. Huston’s experience provides additional depth of capability to the Audit Committee. Mr. Huston is designated an “audit committee financial expert” as defined by SEC regulations. Mr. Huston has also served on the boards and audit committees of several other companies during the past five years, including Unisys Corporation, Enterasys Networks, Inc. and the Tennenbaum Opportunity Fund. Mr. Huston’s senior-level operational background at Ryder also provides the Board with additional perspective on strategic planning.

Alan T.G. Wix - Mr. Wix brings to the Board an extensive history of senior executive leadership at a major financial institution, having retired in August 1998 as Managing Director Core IT Development of Lloyds TSB. He has in-depth operational experience leading a significant division of an institution with global reach. He also has extensive experience as a purchaser of technology and business consulting services and as such provides perspective on customer experience. Mr. Wix is a native of the United Kingdom and spent his professional career in the United Kingdom. He continues to make his home there. His knowledge of the European marketplace provides valuable international perspective to the Board.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the Company’s executive officers and approving compensation and human resource programs for the Company. The current members of the Compensation Committee are Messrs. Huston (Chairman), Hamlin, Harris and Wix. The Compensation Committee is not governed by a written charter. The Compensation Committee sits in executive session to determine the compensation of the Company’s CEO. The Compensation Committee consults with the CEO when determining the compensation of the Company’s other named executive officers. In fiscal year 2005, the Compensation Committee engaged an executive compensation consultant to assist the Committee in its evaluation of the executive compensation programs administered by the Company. The consulting firm, Mercer Human Resource Consulting, was engaged directly by the Compensation Committee. The consulting firm made recommendations regarding the Company’s executive compensation programs, including the cash and equity components of these programs. Based on these recommendations, the Compensation Committee implemented a cash and equity incentive plan for its CEO and COO that provided significant incentive opportunities tied to the attainment of specific financial performance goals measured by annual pro-forma earnings per share. In 2006, these programs were expanded to include the Company’s other executive officer, senior leaders of The Hackett Group, REL and the Company’s technology solutions practices. The incentives for the practice leaders are tied to the achievement of their respective practice operating profits. These programs remained in place for 2007, 2008 and 2009, and will be continued for 2010. For further discussion of the Company’s compensation programs, see the “Compensation Discussion and Analysis” on page 11 of this proxy statement. The Company has undertaken a review of the policies and practices associated with all of its compensation programs, including its executive compensation programs, and does not believe that any of these policies or practices are reasonably likely to have a material adverse effect on the Company since rewards are heavily weighted based on profitability and growth.

Nominating Committee

The Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors and recommending candidates for election or re-election to the Board of Directors. The Nominating Committee also administers the Board’s annual self-evaluation process. The current members of the

Nominating Committee are Messrs. Wix (Chairman), Hamlin, Harris and Huston. The Nominating Committee is governed by a written charter, which can be found on the Company’s website at http://www.thehackettgroup.com/about/ir_governance.jsp.

The Company does not have a formal policy with regard to the consideration of director candidates recommended by shareholders. However, the process for the submission of potential candidates for election to the Board by our shareholders is set forth in detail below.

The Nominating Committee selects and must approve by at least a majority vote all candidates to stand for election as directors. Pursuant to the Company’s bylaws, other candidates may also be nominated by any shareholder, provided each such other nomination is submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the shareholder must so deliver the notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding annual meeting, then a shareholder wishing to nominate a director for the new position must deliver the notice not later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made. For a discussion of the requirements for including information with respect to a shareholder’s nominee in the Company’s proxy statement, see “Shareholder Proposals for the Annual Meeting in 2011” on page 27 in this proxy statement.

The shareholder’s notice referred to in the preceding paragraph must set forth: (i) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (together with such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the shareholder, as it appears on the Company’s books, and of such beneficial owner, the class and number of shares of the Company that are owned of record and beneficially by such shareholder and beneficial owner, respectively, and a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The Nominating Committee has not established minimum qualifications for director nominees nor has it established a description of specific skills that the directors feel are necessary for the Company’s directors to possess. However, when evaluating candidates for nomination, the Nominating Committee considers personal qualifications such as intelligence, integrity and strength of character as well as experience qualifications including the role, length of service and relevant experience. These qualities would be considered as they relate to any candidate, whether suggested by management or by one or more of the Company’s shareholders. The Company does not have a specific policy which addresses how diversity should be considered in connection with the identification of director nominees. The Committee and the Board of Directors have always taken an approach that neither favors nor disfavors any particular color, race, creed, gender or other component of a nominee’s background such as skills and qualifications. The Board evaluates all candidates equally across all relevant factors and seeks members whose background, qualifications and skills will assist the Company in accomplishing its goals.

Audit Committee

The Audit Committee reviews, acts on, and reports to the Board of Directors with respect to various auditing and accounting matters. The Audit Committee is directly responsible for the appointment, compensation, evaluation, retention and oversight of the Company’s independent auditors. The primary functions of the Audit Committee are to assist the Board of Directors in its responsibility for oversight of (a) the quality and integrity of the Company’s financial statements and its financial reporting and disclosure practices, (b) the Company’s system of internal controls regarding finance and accounting compliance, (c) the independence and performance of the Company’s independent auditors, and (d) the Company’s ethical compliance programs. The Audit Committee performs all functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of NASDAQ.

The current members of the Audit Committee are Messrs. Hamlin (Chairman), Harris, Huston and Wix. Rules adopted by NASDAQ and the Securities and Exchange Commission (“SEC”) impose strict independence requirements for members of audit committees. In addition to meeting NASDAQ’s tests for director independence, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee. The second basic criterion for determining independence provides that a member of an audit committee may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. Each member of the Company’s Audit Committee meets these independence requirements, in addition to the independence criteria established by NASDAQ. The Board of Directors has determined that both Mr. Hamlin and Mr. Huston are audit committee financial experts, as that term is defined under SEC rules.

The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of the charter can be found on the Company’s website at http://www.thehackettgroup.com/about/ir_governance.jsp. For further information on the Audit Committee, please refer to the “Report of the Audit Committee” on page 23 in this proxy statement.

Other Matters

During the fiscal year ended January 1, 2010, the Board of Directors held 7 meetings, the Audit Committee held 6 meetings, the Compensation Committee held 5 meetings and the Nominating Committee held 4 meetings. During that period, no director attended fewer than 75% of the total number of all meetings of the Board of Directors and any committee on which he served. The Company’s independent directors regularly meet as a group in executive session outside of the presence of management.

The Company’s shareholders may communicate with its Board members via written correspondence mailed to the individual addresses found in the “Beneficial Ownership of Common Stock” table on page 25 of this proxy statement.

As is the case with all regularly scheduled meetings of the Board of Directors and its Committees, all of the Company’s directors are expected to attend the annual meeting of shareholders in person. All of the Company’s directors attended the 2009 Annual Meeting of Shareholders, except for Mr. Harris who had an unavoidable conflict.

The Company has adopted a Code of Conduct and Ethics that is applicable to all directors, officers and employees of the Company. It complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act. More importantly, it reflects the Company’s policy of dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity. A copy of the Company’s Code of Conduct and Ethics can be found on the Company’s website at http://www.thehackettgroup.com/about/ir_governance.jsp.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for its 2009 fiscal year, and the Board of Directors has approved that recommendation.

Respectfully submitted,

Compensation Committee

Edwin A. Huston, Chairman

Richard N. Hamlin

John R. Harris

Alan T.G. Wix

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s objectives relating to executive compensation are to attract and retain highly qualified executives at salaries that are competitive with companies of similar or greater size within its industry, and to align the financial interests of those executives with those of its shareholders by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives in the executive’s particular business unit or the Company as a whole. The Compensation Committee has adopted a compensation program for its executive officers that addresses both short-term and long-term business objectives. By contemplating both long and short-term business objectives, executive officers must focus on the growth and current profitability of the Company. The long-term objectives require executive officers to increase the strength of the Company by providing more customer value through the building of comprehensive service offerings and attracting and developing the right employee base that will position the Company for future opportunities. The short-term objectives require executive officers to maintain the Company’s competitive position in a deliberate, thoughtful way that minimizes expenses and maximizes revenue and profitability, which should lead to increased shareholder value. The Board and the Compensation Committee are focused on operating performance, earnings growth and share price appreciation. This is reflected throughout the Company’s executive compensation program.

The main goals of the Company’s executive compensation program are as follows:

•	To focus executives on critical business issues;

•	To attract and retain critical talent;

•	To maximize shareholder value; and

•	To provide significant incentive opportunities tied to the attainment of specific financial performance goals

In order to attract, retain, and commit top executives to the fulfillment of superior performance results, the executive compensation program is designed to provide superior pay opportunities in exchange for superior performance.

The Company believes that its compensation strategy supports its business strategies and provides for differentiated pay in direct concert with performance results. The Company continues to observe what it believes to be its comparative pay market which is other strategic consulting and business advisory organizations of similar or greater size as well as other professional services firms.

The Elements of Executive Compensation at The Hackett Group

The Company’s executive compensation program applies to its three named executive officers as well as senior leaders of the Company’s service lines or practices. This program is designed to commit the Company’s named executive officers to the fulfillment of exceptional operating results and provides significant incentive opportunities tied to the attainment of specific financial performance goals. In 2005, the Compensation Committee was assisted in the design of the program by Mercer Human Resource Consulting, a human resources consulting firm which performs research and provides benchmarking of public companies of a similar size within the Company’s industry. Compensation models employed by publicly and privately held peers whose compensation structures primarily consist of cash compensation and retirement benefit-oriented plans were considered in the design of the program. These companies included strategic consulting and business advisory firms against which the Company regularly competes for executive-level talent. The public companies whose programs were reviewed included Advisory Board Company, Charles River Associates, Corporate Executive Board, Diamond Management & Technology Consultants, Inc., Huron Consulting Group, Meta Group and Navigant Consulting. Based on the consulting firm’s recommendations, the Compensation Committee implemented cash and equity incentive programs that include base salaries which the Company believes remains at market competitive levels for companies of similar size within its industry. Cash and equity bonuses are tied to the achievement of pro-forma earnings per share targets based on a Board approved operating plan. If Company performance falls short of the established goals for business growth, then the bonus compensation paid in connection with this program is reduced or eliminated. Further, if share price appreciation does not follow the operating results of the Company, equity awards are reduced through the application of dilution caps. Performance-based incentive awards earned (calculated in U.S. Dollars) are divided by the Company’s share price on the date of grant to calculate the number of restricted stock units to be issued. Therefore, as the share price increases, the number of shares issued decreases and vice versa, but limited by the dilution cap.

Pro-forma earnings per share is the measure used for performance targets since the Company believes that is the best measure of true operating performance. Pro-forma earnings per share is based on income before taxes and income from discontinued operations and does not include restructuring costs, acquisition-related costs, stock compensation expense or amortization of intangible assets. Pro-forma earnings per share is based on weighted average common and common equivalent shares outstanding and also includes a normalized tax rate of 40%. The Compensation Committee retains the right not to include the impact of certain events from this calculation when, in the opinion of the Committee, the inclusion of this impact would not accurately reflect the operating performance of the Company.

The executive compensation program for the named executive officers includes the following target/threshold levels: “Commence”, “Goal” and “Superior”, which are evaluated and set annually. We believe the targets established for the executive team, including the named executive officers, are challenging, as evidenced by the fact that in the five years that this program has been in effect, the “Goal” and “Superior” targets have been achieved only once each. In one year a prorated bonus was paid based on the achievement of an amount between the “Commence” target and the “Goal” target. In the other two years that the program was in place, no bonuses were paid based on the program parameters.

The executive compensation program consists of two primary elements: (1) annual compensation, consisting of base salaries and employee benefits; and (2) incentive compensation, in the form of performance-based cash bonus awards and equity incentive grants issued in the form of restricted stock units.

Annual Compensation

Annual compensation consists of base salaries and employee benefits. These elements are intended to provide some degree of compensation certainty to the named executive officers by providing compensation that, unlike incentive compensation, is not subject to achievement of performance criteria.

Base Salaries

The salaries payable to the Company’s named executive officers are generally recommended to the Board of Directors by the Compensation Committee during the first quarter of each fiscal year. Each of the named executive officers is a party to an employment agreement that establishes a minimum salary level for the named executive officer. The Company believes that the base salaries which it currently pays are at market competitive levels for companies of similar size within its industry. Please refer to the “Summary Compensation Table” on page 15 of this proxy statement and the related footnotes for additional information about base salaries.

Employee Benefits

The named executive officers, like the rest of the Company’s employees, receive certain employee benefits. For 2009, these benefits included health insurance, dental and vision coverage, prescription drug plans, life insurance, flexible spending accounts, short-term and long-term disability and a 401(k) plan. The Company covers approximately 70% of the cost of the health benefits mentioned above for all its North American based employees, including its named executive officers. In other geographies, the Company’s compensation and benefit packages vary by country and are based on market standards, local custom and legal requirements in the jurisdiction.

Incentive Compensation

Incentive compensation consists of cash incentive awards and equity incentive grants. The Compensation Committee targets an even balance between the cash and equity award opportunities included in the programs. The Company then weights the equity component more heavily in the case of its CEO and COO for two reasons. First, all performance grants made under the Company’s executive compensation programs vest one third per year beginning on the first anniversary of the date of grant. As such, vesting is contingent on continued employment over time. The Company regards this “at risk” character as a retention tool. Second, and more importantly, the Company believes that incentive compensation that is paid in the form of equity incentive grants serves as a meaningful long-term incentive that is directly related to the enhancement of shareholder value. A heavier weighting on the equity component ties the Company’s executives’ ultimate compensation to their ability to deliver increased shareholder value.

Executive Compensation Decisions for 2009

In fiscal year 2009, the Compensation Committee did not engage a compensation consultant. However, as mentioned above, in fiscal year 2005 the Compensation Committee engaged an executive compensation consulting firm to assist the Committee in its evaluation of the then existing executive compensations programs administered by the Company. The consulting firm, Mercer Human Resource Consulting was engaged directly by the Compensation Committee. The firm was instructed to meet with members of the Compensation Committee and senior management to obtain their respective views on various matters germane to the compensation of the Company’s CEO and other named executive officers and to discuss the Company’s current and future business strategies. The consulting firm was instructed to make recommendations related to the executive compensation programs of the Company after comparing these programs to current market data and practices for a group of peer companies. The consulting firm made recommendations regarding the Company’s executive compensation programs, including the cash and equity components of these programs. Based on these recommendations, the Compensation Committee implemented an equity incentive plan for its CEO and COO that provided significant incentive opportunities tied to the attainment of specific financial performance goals – annual pro-forma earnings per share targets which are tied to an operating plan approved by the Board of Directors. These programs were continued in 2006 and expanded to include the Company’s other executive officer, senior leaders of The Hackett Group, REL and the Company’s technology implementation practices. The financial targets of the practice leaders are tied to the performance of the individual practices they manage. These programs remained in place for 2008 and 2009, and have all been continued for 2010. Each participant in these programs has target cash and equity incentive opportunities expressed as a percentage of salary. The payout levels are based on target achievement that, when taken in the aggregate, should result in a certain level of operating results for the Company as a whole that warrants bonus payouts at these levels.

As the annual level of corporate performance (measured in pro-forma earnings per share) changes, so too will the number of potential restricted stock units that may be awarded in any given year. There are three levels of pro-forma earnings per share performance achievement (“Commence”, “Goal” and “Superior”), each with a dilution cap that limits the number of restricted stock units issued to the senior management team to a percentage of annual weighted average shares outstanding. At the “Commence” level the cap is 1.25%; at the “Goal” level the cap is 2.0%; and at the “Superior” level the cap is 2.5%. If share price appreciation does not follow the operating results of the Company, equity awards are reduced through the application of the dilution caps. Performance-based incentive awards earned (calculated in U.S. Dollars) are divided by the Company’s share price on the date of grant to calculate the equity incentive grant in the form of restricted stock units. Therefore, as the share price increases, the number of restricted stock units issued decreases and vice versa, but limited by the dilution caps. If Company performance falls short of the Board of Directors’ goals for the business, then the bonus compensation paid in connection with these programs is reduced or eliminated. Payouts are interpolated if results fall between performance levels.

For 2009, the Company’s named executive officers did not earn either cash or equity performance awards based on the achievement of performance targets approved by the Compensation Committee. However,

Mr. Ramirez was paid discretionary cash and equity performance awards based on his significant contributions during the year including those related to the acquisition and integration of Archstone. Please refer to the “Plan-Based Awards” table and related footnotes on page 16 of this proxy statement for additional information about incentive compensation earned by the named executive officers based on fiscal 2009 performance. At its meeting on February 19, 2010 the Compensation Committee approved discretionary cash and equity bonuses for Messrs. Fernandez and Dungan in the amounts of $225,000 and 382,500 restricted stock units, and $126,000 and 200,813 restricted stock units, respectively, in recognition of their accomplishments during an extremely challenging year including the completion of the Archstone Consulting acquisition. Both Mr. Fernandez and Mr. Dungan declined to accept these bonuses and asked that they be paid if the Company achieved its “Goal” target for fiscal year 2010.

Executive Compensation Program Decisions for 2010

At its meeting held on February 19, 2010, the Compensation Committee reviewed and approved base salaries and cash and equity incentive plan targets for the Company’s named executive officers, as well as for the other senior leaders who are participants in the plan. The Committee specifically approved a program for its named executive officers that would pay annual cash and equity bonuses related to 2010 performance subject to the achievement of pro-forma earnings per share targets reflected in a Board approved annual operating plan. All other features of the 2009 compensation program for our named executive officers described above shall remain in effect for 2010.

Timing of Equity Incentive Plan Awards and Discretionary Equity Awards

The Company does not have a program, plan or practice to time equity awards, including option grants, to its named executive officers or directors in coordination with the release of material non-public information. The Company consistently presents to its Compensation Committee for approval all year-end cash and equity bonus awards based on the previous year’s results at the first Committee meeting of the year. However, the timing of this approval could be changed due to extraordinary circumstances.

Tax and Accounting Considerations and Compensation Deductibility Policy

The Company has structured, and intends to continue to structure, performance-based compensation, including grants of equity and annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for any fiscal year for compensation over $1 million paid to the Company’s CEO and three other most highly compensated executive officers other than the CFO. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Compensation Committee designed the performance-based cash and equity awards for its CEO and COO to qualify for the “performance-based compensation” exception to Section 162(m) for 2009. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. The Compensation Committee believes that tax deductibility is an important consideration in determining compensation for the Company’s named executive officers, however, it retains the flexibility to pay compensation to senior executives based on other considerations.

Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

While the accounting treatment for different equity vehicles does not materially impact the Compensation Committee’s decision regarding the issuance of stock options versus restricted stock units, the Committee does recognize that the granting of stock options, in most instances, will result in a higher and more volatile expense item on the Company’s profit and loss statement than would exist if restricted stock units are issued instead.

Chief Executive Officer Compensation

Mr. Fernandez is in his thirteenth year as Chairman of the Board and CEO, titles he has held since he founded the Company. Under Mr. Fernandez’s direction and vision, the Company continues to optimize the potential of the organization’s assets. As a result of significant changes in the market opportunity for the organization in the post-year 2000 era, in 2003 the Company’s business model was redirected to capitalize on the unique intellectual capital of The Hackett Group which emanated from its benchmarking capability and the strong access provided by the brand. Over the past several years the organizational model has been transformed into a powerful, highly recognized, global professional services brand with an array of services that leverage the intellectual capital to significantly improve organizational effectiveness. Mr. Fernandez’s 2009 salary was $750,000 and his salary will remain unchanged for 2010. Under Mr. Fernandez’s leadership, the Company was able to continue to invest in the development of its brand, intellectual capital and talent while protecting the Company’s operating performance and balance sheet during a recessionary global economic environment in 2009. He was the driving force behind the acquisition of Archstone which was accomplished with limited dilutive impact to the Company’s shareholders. Through the exercise of fiscal discipline and judicious use of equity the Company is well-positioned to take full advantage of what could prove to be an improved economic environment in 2010. For information about Mr. Fernandez’s 2009 compensation, see “Executive Compensation Program Decisions for 2009” on page 14 and the “Summary Compensation Table” below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)(1)	Equity (Restricted Stock) Incentive Compensation Awards ($)(2)	Stock Option Awards ($)	All Other Compensation ($)		Total ($)
Ted A. Fernandez (Chairman, Chief Executive Officer)	2009	750,000	—	—	—	—		750,000
	2008	750,000	1,921,250	1,024,000	—	—		3,695,250
	2007	750,000	750,000	1,268,013	—	—		2,768,013

David N. Dungan (Vice Chairman, Chief Operating Officer)	2009	525,000	—	—	—	—		525,000
	2008	525,000	1,005,900	597,379	—	—		2,128,279
	2007	525,000	420,000	665,706	—	—		1,610,706

Robert A. Ramirez	2009	275,000	60,000	60,000	—	9,222	(3)	404,222
(Executive Vice President, Finance and Chief	2008	275,000	265,375	126,290	—	—		666,665
	2007	240,000	87,250	68,375	—	—		395,625
Financial Officer)

(1)	See the “Compensation Discussion and Analysis” section on page 11 of this proxy statement for a discussion of how the cash (non-equity) incentive amounts are determined. Also see the “Plan-Based Awards” table on page 16 of this proxy statement for additional detail on cash and equity incentive compensation earned based on fiscal 2009 performance. The cash and equity incentive compensation awards paid and issued to Mr. Ramirez were discretionary in recognition of his significant contributions during the year including those related to the acquisition and integration of Archstone.
(2)	Amounts shown in this column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for grants of restricted stock units and performance-based restricted stock units to the named executive officers in the applicable fiscal year.
(3)	This amount represents the payout of vacation time earned during 2009 that Mr. Ramirez was not able to utilize due to work commitments.

PLAN-BASED AWARDS

FOR FISCAL YEAR 2009

The following table sets forth information on the equity grant awards issued to the named executive officers under the Company’s Executive Compensation Plan for fiscal 2009. The table also includes performance-based cash awards issued to the named executive officers for fiscal 2009 under the Company’s Executive Compensation Plan.

Name	Grant Date	Cash (Non-Equity) Incentive Compensation Awards ($)		Equity (Restricted Stock Unit) Incentive Compensation (#)		Grant Date Fair Value of Stock Awards ($)
Ted A. Fernandez	—	—		—		—
David N. Dungan	—	—		—		—
Robert A. Ramirez	February 19, 2010	60,000	(1)	21,978	(1)	60,000

(1)	No performance-based cash and equity awards were earned based on the Company’s 2009 financial performance measured against the goals established by the Compensation Committee of the Board of Directors. Mr. Ramirez was paid discretionary cash and equity performance awards based on his significant contributions during the year including those related to the acquisition of Archstone. See the “Compensation Discussion and Analysis” section on page 11 of this proxy statement for a discussion of the performance criteria and how awards are determined. One third of each equity grant vests annually beginning with the first anniversary of the grant date. The cash award was paid on March 19, 2010. The equity award was granted on February 19, 2010.

Equity Compensation Plan Information

The Company maintains The Hackett Group, Inc. 1998 Stock Option and Incentive Plan and The Hackett Group, Inc. Employee Stock Purchase Plan.

The table below sets forth the following information as of January 1, 2010 for (i) all compensation plans previously approved by the Company’s shareholders and (ii) all compensation plans not previously approved by the Company’s shareholders:

•	The number of securities to be issued upon the exercise of outstanding options, warrants, rights and restrict stock units and the vesting of unvested restricted stock units;

•	The weighted-average exercise price of such outstanding options, warrants and rights; and

•

The number of securities remaining available for future issuance under the plans, other than securities to be issued upon the exercise of such outstanding options, warrants and rights and the vesting of restricted stock units.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)
Restricted stock units issued under equity compensation plans approved by shareholders(1)	2,461,208	—	3,051,478	(2)
Stock options issued under equity compensation plans approved by shareholders(1)	1,202,380	5.88	5,531,041	(3)
Equity compensation plans not approved by shareholders	—	—	—

Total	3,663,588		8,582,519

(1)	The equity compensation plans approved by the Company’s shareholders are the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) and the Company’s Employee Stock Purchase Plan. The Plan authorizes the issuance of compensation equity awards in the form of restricted stock units and stock options. Since fiscal year 2005, the Company’s primary equity compensation plan component has been restricted stock units. As such, the Company believes it is important to highlight in this table statistical information related to the restricted stock units issued, outstanding and unvested and available for issuance under the Plan.
(2)	As of the Record Date, the number of shares available for issuances pursuant to awards of restricted stock or restricted stock units was 2,406,810.
(3)	This amount does not include 740,298 shares available for issuance under the Company’s Employee Stock Purchase Plan.

Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table

Mr. Fernandez

Mr. Fernandez entered into an employment agreement with the Company effective as of June 2, 1998, as amended on November 10, 2004 and as further amended on June 10, 2005. It was further amended as of December 30, 2008 to comply with Section 409A of the Internal Revenue Code. The agreement is for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary of $750,000 plus a bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. The agreement also contains certain confidentiality, non-competition and non-solicitation provisions. Mr. Fernandez’s employment agreement also includes the following provisions: (a) upon a change of control, regardless of termination, Mr. Fernandez will receive two hundred percent of his annual salary paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units and stock options; (b) upon termination by the Company without cause, or upon termination by Mr. Fernandez for “good reason”, Mr. Fernandez will receive one year’s annual salary paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units and stock options; (c) upon termination for disability, Mr. Fernandez will receive one year’s annual salary paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units and stock options; and (d) upon termination due to death, Mr. Fernandez will receive full vesting of all issued and outstanding equity grants, including restricted stock units and stock options. Pursuant to the amended agreement, the term “annual salary” for all purposes is defined as Mr. Fernandez’s salary plus bonus for the most recent twelve months.

Mr. Dungan

Mr. Dungan entered into an employment agreement with the Company effective as of December 26, 2001, as amended on November 10, 2004 and on March 24, 2006. It was further amended as of December 30, 2008 to comply with Section 409A of the Internal Revenue Code. Mr. Dungan’s agreement is for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary of $525,000, plus a bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. The agreement contains certain confidentiality, non-competition and non-solicitation provisions. The agreement also includes the following provisions: (a) upon a change of control, regardless of termination, Mr. Dungan will receive two hundred percent of his annual salary paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units and stock options; (b) upon termination by the Company without cause, or upon termination by Mr. Dungan for “good reason”, Mr. Dungan will receive one year’s annual salary paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units and stock options; (c) upon termination for disability, Mr. Dungan will receive one year’s annual salary paid in lump sum and full vesting of any issued and outstanding equity grants, including restricted stock units and stock options; and (d) upon termination due to death, Mr. Dungan will receive full vesting of all issued and outstanding equity grants, including restricted stock units and stock options. Pursuant to the amended agreement, the term “annual salary” for all purposes is defined as Mr. Dungan’s salary plus bonus for the most recent twelve months.

Mr. Ramirez

Mr. Ramirez entered into an employment agreement with the Company effective as of August 1, 2007. Mr. Ramirez’s employment agreement has a three-year term (with an automatic renewal for one additional year thereafter on each subsequent anniversary unless either party gives contrary notice) and provides for a current annual salary of $275,000, plus a bonus pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. In the event Mr. Ramirez is terminated by the Company without cause, or Mr. Ramirez terminates his employment with “good reason”, Mr. Ramirez will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination. In the event Mr. Ramirez finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits. In addition, the Company’s employment agreement with Mr. Ramirez contains provisions regarding confidentiality, proprietary information and work product, non-competition and non-solicitation. If Mr. Ramirez’s employment is terminated by the Company without cause or by Mr. Ramirez with “good reason,” in either case in anticipation of, in connection with or within one year after a “change of control” (as defined), his salary will be continued for one year, his benefits will be continued for one year (subject to cessation if Mr. Ramirez is entitled to similar benefits from a new employer) and restricted stock, restricted stock units and stock options then held by him will become fully vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(Does not include equity awards granted after fiscal year-end. See “Plan-Based Awards” on page 16 of this proxy statement for information on post-year-end 2009 payments and grants.)

	Outstanding Option Awards				Outstanding Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ted A. Fernandez	300,000	—	6.25	February 4, 2014	632,876(1)	1,759,395
David N. Dungan	150,000	—	6.25	February 4, 2014	355,611(2)	988,599
Robert A. Ramirez	—	—	—	—	83,139(3)	231,126

(1)	Represents 632,876 restricted stock units granted in 2008 and 2009 for 2007 and 2008 fiscal year performance. 249,772 of these restricted stock units vested in February of 2010. 383,104 of these restricted stock units will vest in 2011 and 2012.
(2)	Represents 355,611 restricted stock units granted in 2008 and 2009 for 2007 and 2008 fiscal year performance. 138,914 of these restricted stock units vested in February of 2010. 216,697 of these restricted stock units will vest in 2011 and 2012.
(3)	Includes 61,889 restricted stock units granted in 2008 and 2009 for 2007 and 2008 fiscal year performance. Excludes 21,978 restricted stock units granted on February 19, 2010, one third of which vest annually on the anniversary of the date of grant. 27,722 of these restricted stock units vested in February and March of 2010. 7,500, 31,473 and 16,444 of these restricted stock units vest in 2010 after the Record Date, 2011 and 2012, respectively.

OPTION EXERCISES AND STOCK VESTED

(During fiscal year-ended January 1, 2010)

	Option Awards		Outstanding Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ted A. Fernandez	—	—	219,380	551,272
David N. Dungan	—	—	105,821	266,484
Robert A. Ramirez	—	—	25,029	64,411

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below quantify (in U.S. Dollars) the potential payments upon termination or a change in control of the Company for each of the named executive officers actively employed by the Company at the end of fiscal 2009. All amounts are calculated assuming a fiscal year-end 2009 termination date of January 1, 2010.

Mr. Fernandez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change in Control ($)
Compensation:
Base Salary	—	750,000	—	750,000	1,500,000
Annual Bonus	—	—	—	—	—
Stock Options and Restricted Stock Units (unvested and accelerated)	1,759,395	1,759,395	—	1,759,395	1,759,395
Benefits and Perquisites:
Health Insurance Premiums	13,114	13,114	—	13,114	26,228
Life, Accidental Death and Disability Premiums	1,355	1,355	—	1,355	2,710
Life Insurance Premium	10,600	10,600	—	10,600	21,200
Gross-up Payment	—	—	—	—	—

Total	1,784,464	2,534,464	—	2,534,464	3,309,533

Mr. Dungan’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change in Control ($)
Compensation:
Base Salary	—	525,000	—	525,000	1,050,000
Annual Bonus	—	—	—	—	—
Stock Options and Restricted Stock Units (unvested and accelerated)	988,599	988,599	—	988,599	988,599
Benefits and Perquisites:
Health Insurance Premiums	9,110	9,110	—	9,110	18,220
Life, Accidental Death and Disability Premiums	5,843	5,843	—	5,843	11,686
Life Insurance Premium	—	—	—	—	—
Gross-up Payment	—	—	—	—	—

Total	1,003,552	1,528,552	—	1,528,552	2,068,505

Mr. Ramirez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change in Control ($)
Compensation:
Base Salary	—	—	—	137,500	275,000
Annual Bonus	—	—	—	—	—
Stock Options and Restricted Stock Units (unvested and accelerated)	231,126	231,126	—	231,126	231,126
Benefits and Perquisites:
Health Insurance Premiums	13,114	13,114	—	13,114	26,228
Life, Accidental Death and Disability Premiums	1,914	1,914	—	1,914	3,828
Life Insurance Premium	2,084	2,084	—	2,084	4,168
Gross-up Payment	—	—	—	—	—

Total	248,238	248,238	—	385,738	540,350

In certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control. Benefits under the contracts will be delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Section 409A of the Internal Revenue Code.

DIRECTOR COMPENSATION

(For the fiscal year ended January 1, 2010)

Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board of Directors or any of its Committees. Each Outside Director receives an annual $15,000 cash retainer. The Company’s Outside Directors also receive an annual restricted stock unit grant that is tied to a specific value on the date of grant. The Company’s Audit Committee Chairman receives a grant equal to $36,000. The Company’s Compensation and Nominating Committee Chairmen each receive a grant equal to $33,000. Outside Directors who do not chair a committee receive a grant equal to $30,000. All restricted stock units granted under this program vest in three equal annual installments beginning on the first anniversary of the grant. The Board reserves the right to make additional stock option or restricted stock unit grants to Directors who are not officers of the Company on a discretionary basis during any fiscal year. Upon reaching ten years of service on the Board of Directors a member receives a restricted stock unit grant equal in number of units to his or her annual service grant for that year.

Outside Directors also receive a cash fee of $4,000 for each regularly scheduled Board of Directors meeting attended in person and a cash fee of $1,500 for each regularly scheduled Board of Directors meeting attended by telephone. Committee members also receive a cash fee of $1,000 for each regularly scheduled committee meeting attended, whether in person or otherwise. Both Board of Directors and Committee members also receive a cash fee of $750 for each special meeting attended, whether in person or otherwise. All directors were reimbursed for travel expenses incurred in connection with attending Board of Director and Committee meetings.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (1)($)	Stock Option Awards (1)($)	Total ($)
Terence M. Graunke(2)	—	—	—	—
Richard N. Hamlin	49,000	36,000	—	85,000
John R. Harris	43,000	30,000	—	73,000
Edwin A Huston	44,250	33,000	—	77,250
Alan T.G. Wix	49,000	33,000	—	82,000

(1)	Amounts shown in these columns are based on the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for restricted stock unit and stock option awards during fiscal 2009. The aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year-end appears in the following “Outstanding Director Equity Awards at Fiscal Year-End 2009” table on page 22 of this proxy statement.
(2)	Mr. Graunke joined the Board of Directors on November 10, 2009 after the date of the last meeting of the Board of Directors and its Committees for fiscal year 2009.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END 2009

Name	Restricted Stock Awards (vested/unvested) (#)	Stock Option Awards (exercisable/ unexercisable) (#)
Terence M. Graunke	—/—(1)	—/—
Richard N. Hamlin	— /22,260(2)	35,000/—
John R. Harris	— /18,410(3)	—/—
Edwin A. Huston	— /20,502(4)	53,750/—
Alan T.G. Wix	— /30,472(5)	41,700/—

(1)	Mr. Graunke joined the Board of Directors on November 10, 2009 after the date of the last meeting of the Board of Directors and its Committees for fiscal year 2009. He did not earn any compensation for 2009, and has not earned any compensation for any period prior to 2009. Does not include 10,638 restricted stock units granted on March 12, 2010 to Lake Capital in connection with the Company’s Outside Director Compensation Plan in recognition of Mr. Graunke’s service on the Board of Directors.
(2)	Does not include 13,187 restricted stock units granted February 19, 2010 in connection with the Company’s Outside Director Compensation Plan one third of which vest annually on the anniversary of the date of grant.
(3)	Does not include 10,989 restricted stock units granted February 19, 2010 in connection with the Company’s Outside Director Compensation Plan one third of which vest annually on the anniversary of the date of grant.
(4)	Does not include 12,088 restricted stock units granted February 19, 2010 in connection with the Company’s Outside Director Compensation Plan one third of which vest annually on the anniversary of the date of grant.
(5)	Does not include 12,088 restricted stock units granted February 19, 2010 in connection with the Company’s Outside Director Compensation Plan one third of which vest annually on the anniversary of the date of grant.

Compensation Committee Interlocks

The Compensation Committee consists of Messrs. Huston (Chairman), Hamlin, Harris and Wix. No current or former member of the Compensation Committee is, or has ever been, an officer or employee of the Company. None of the Company’s Directors and none of their family members are employed as an executive of another company where any of the Company’s executives serve on the compensation committee of which the Director is an executive.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently consists of Messrs. Hamlin (Chairman), Harris, Huston and Wix. The Audit Committee is composed of “independent” directors as defined in standards promulgated by the SEC and NASDAQ. The Board of Directors determined that Messrs. Hamlin and Huston are audit committee financial experts under the SEC rules. The Company’s Audit Committee is governed by a written charter approved by the Board of Directors. A copy of the Committee’s updated charter, which was adopted and became effective on February 27, 2009, can be found on the Company’s website at http://www.thehackettgroup.com/about/ir_governance.jsp. All members of the Audit Committee share equally the responsibility for the performance of the functions set forth below.

The Audit Committee reviewed with BDO Seidman, LLP (“BDO”) all matters required to be discussed by Statement of Auditing Standards No. 61 “Communications with Audit Committees.” In addition, the Committee has discussed with BDO their independence from management and the Company, including the written disclosures and letter delivered to the Committee by BDO as required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with BDO’s independence.

The Audit Committee discussed with BDO the overall scope and plans for the Company’s audit. The Committee meets with BDO, without management present when appropriate, to discuss the results of their quarterly reviews and annual examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held 6 meetings during fiscal year 2009.

The Audit Committee has approved all audit and non-audit services provided by BDO in 2009. See “Pre-approval of Non-Audit Services” below.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In performing its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended January 1, 2010 with management and with representatives of BDO. The Audit Committee also reviewed, and discussed with management and representatives of BDO, management’s assessment and report and BDO’s assessment and report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2010, for filing with the SEC.

Pre-approval of Non-Audit Services

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policy for Pre-Approval of Non-Audit Services provides for pre-approval of audit-related, tax and other services specifically described by the Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. If the entire Audit Committee is not able to convene so that permitted non-audit services desired to be performed by the Company’s independent auditors can be reviewed and approved on a timely basis, the Audit Committee Chairman is authorized to approve such services and make a verbal report to the full Committee as to the nature and cost of such services at the next Committee meeting following such approval.

Respectfully submitted,

Audit Committee

Richard N. Hamlin, Chairman

John R. Harris

Edwin A. Huston

Alan T.G. Wix

PROPOSAL 2

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed BDO Seidman, LLP (“BDO Seidman”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2010 and will review the appointment at its August 2010 meeting. During fiscal year 2009, BDO Seidman served as the Company’s independent registered certified public accounting firm and also provided other audit-related services. See “Fees Paid to Independent Accountants” below.

The appointment of BDO Seidman is being presented to the shareholders for ratification. If the appointment is not ratified, the Audit Committee of the Board of Directors will consider whether it should select a different independent registered certified public accounting firm when it convenes its August 2010 meeting.

The Company’s Bylaws do not require that the shareholders ratify the appointment of BDO Seidman as its independent auditors. This proposal is being submitted to the shareholders because the Company believes it is a matter of good corporate practice.

The Company expects that representatives of BDO Seidman will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Fees Paid To Independent Accountants

The following table sets forth fees for professional services provided by BDO Seidman for the audit of the Company’s financial statements for fiscal years 2009 and 2008, and fees billed for audit-related services, tax services, and all other services rendered by BDO Seidman during fiscal years 2009 and 2008:

	2009	2008
Audit Fees(1)	$561,320	$570,458
Audit-Related Fees(2)	$18,000	$32,300
Tax Fees(3)	$—	$5,240
All Other Fees(4)	$—	$—

(1)	Represents aggregate fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of its quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Fees also include the report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Represents fees for services in connection with audits of the Company’s benefit plans, mergers and acquisitions and recently issued accounting pronouncements.
(3)	Represents fees for services provided in connection with the Company’s tax compliance.
(4)	Represents fees for services provided to the Company not otherwise included in the categories seen above.

The accompanying proxy will be voted in favor of the proposal unless the shareholder indicates to the contrary on the proxy. The proposal will be approved by the vote of a majority of the shares present in person or by proxy and voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 15, 2010: (i) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) by each of the named executive officers; (iii) by each director and nominee of the Company; and (iv) by all of the Company’s directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(1)	Percent of Class (%)(1)
Ted A. Fernandez(2)(4)	2,333,721	5.60%
David N. Dungan(2)(5)	1,428,874	3.44%
Robert A. Ramirez(2)(6)	46,374	*
Terence M. Graunke(3)(7)	3,502,000	8.47%
Richard N. Hamlin(2)(8)	84,716	*
John R. Harris(2)(9)	15,348	*
Edwin A. Huston(2)(10)	72,115	*
Alan T.G. Wix(2)(11)	53,593	*
Blackrock, Inc.(12)	2,572,777	6.22%
Columbia Wanger Asset Management, L.P.(13)	7,975,500	19.28%
FMR LLC(14)	2,768,939	6.69%
All current directors and current named executive officers as a group (8 persons)	7,536,741	17.97%

*	Represents less than 1%.
(1)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restricted stock units, options or warrants held by that person that are currently vested or exercisable, or that will vest or become exercisable within 60 days after March 15, 2010 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The address for each of Messrs. Dungan, Fernandez, Hamlin, Harris, Huston, Ramirez and Wix is 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131.
(3)	The address for Mr. Graunke is in care of Lake Capital Management LLC, 676 North Michigan Ave., Suite 3900, Chicago, IL 60611-2896
(4)	Excludes 383,104 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Fernandez’s resignation for good reason or involuntary termination. Includes 157,091 shares which are held in trust for the benefit of Mr. Fernandez’s children. Also includes 300,000 vested options to purchase common stock.
(5)	Excludes 216,697 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Dungan’s resignation for good reason or involuntary termination. Includes 191,150 shares held through the DJD Family Limited Partnership, and 477,716 shares held in the Jeanine G. Dungan Trust dated August 5, 1998. Also includes 150,000 vested options to purchase common stock.
(6)	Excludes 68,345 unvested performance based restricted stock units that would vest upon a change of control, Mr. Ramirez’s resignation for good reason or involuntary termination.
(7)

Mr. Graunke joined the Company’s Board of Directors on November 10, 2009 in connection with of its acquisition of Archstone Consulting. In connection with that acquisition the Company issued 5,157,000 shares of its stock to Archstone Consulting and various affiliates. 1,655,000 of these shares (the “Earn-out Shares”) are subject to forfeiture if the Archstone Consulting business acquired fails to meet certain performance objectives. On November 13, 2009, pursuant to Rule 13d-1(k) promulgated by the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Act”) Lake Capital and certain of its affiliates (the “Lake Affiliates”), Archstone Holdings LLC and certain of its affiliates (the “Archstone Affiliates”), Mr. Graunke and Paul G. Yovovich (the “Reporting Persons”) jointly filed a Schedule 13D disclosing that at the time of the filing the Lake Affiliates, Archstone Affiliates and Messrs. Graunke and Yovovich have the shared power to vote or direct the vote and shared power to dispose or direct the disposition of 5,157,000 shares of Common Stock of the Issuer. Until such time that the Earn-out Shares are no longer subject to forfeiture, the Secretary of the Company shall vote these shares as directed by the Board of Directors. As such, they are excluded from Mr. Graunke’s beneficial ownership total in the table seen above and from the Company’s common shares issued and outstanding and entitled to vote as of Record Date. The address of the principal business and principal office of each of the Reporting Persons is 676 N. Michigan Ave, Suite 3900, Chicago, IL 60611.

(8)	Includes 35,000 vested options to purchase common stock and 1,167 vested restricted stock units granted pursuant to the Company’s Outside Director Compensation program. Also includes 1,300 shares held by Mr. Hamlin’s wife in an individual retirement account.
(9)	Includes 833 vested restricted stock units granted pursuant to the Company’s Outside Director Compensation program.
(10)	Includes 53,750 vested options to purchase common stock and 1,167 vested restricted stock units granted pursuant to the Company’s Outside Director Compensation program.
(11)	Includes 41,700 vested options to purchase common stock 1,167 vested restricted stock units granted pursuant to the Company’s Outside Director Compensation program.
(12)	The information reported is based on an amended Form 13G filed with the SEC on January 29, 2010 by Blackrock, Inc. (”Blackrock”). The statement discloses that, as of the time of the filing, Blackrock, a parent holding company or control person as defined in Rule 13d-1(b)(1)(ii)(G) of the Act had sole voting power with respect to 2,572,777 shares of common stock and sole dispositive power with respect to 2,572,777 shares of common stock. The address for Blackrock is 40 East 52 Street, New York, New York 10022.
(13)	The information reported is based on Form 13G/A filed with the SEC on February 9, 2010 by Columbia Wanger Asset Management, L.P. (“WAM”) an investment advisor as defined in Rule 13d-1(b)(1)(ii)(E) of the Act. The statement discloses that, as of the time of the filing, WAM, a registered investment adviser had sole voting power with respect to 7,475,000 shares of common stock and dispositive power with respect to 7,975,500 shares of common stock. This amount includes shares held by Columbia Acorn Trust (“Acorn Trust”) a Massachusetts business trust that is advised by WAM. The address of WAM and Acorn Trust is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(14)	The information reported is based on Form 13G filed with the SEC on February 16, 2010 by FMR LLC (”FMR”). The statement discloses that, as of the time of the filing, (i) FMR a parent holding company or control person as defined in Rule 13d-1(b)(1)(ii)(G) of the Act had sole voting power with respect to 2,768,939 shares of common stock and sole dispositive power with respect to 2,987,369 shares of common stock. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109. For additional disclosure regarding the persons affiliated with FMR and their voting and dispositive powers with regard to the Company’s common stock please refer to the Form 13G filed with the SEC on February 16, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon a review of filings with the SEC, the Company believes that all of its directors and executive officers complied during fiscal year 2009 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except for one late filing for each of Messrs. Fernandez, Dungan, Ramirez, and Harris reporting two transactions, one late filing for Messrs. Hamlin and Huston reporting one filing and two late filings for Mr. Wix reporting three filings.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2011

Any proposal or proposals by a shareholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2011 Annual Meeting of Shareholders must be received by the Company no later than November 26, 2010 pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2011 Annual Meeting of Shareholders any shareholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Pursuant to the Company’s bylaws, all other shareholder proposals to be presented at the 2011 Annual Meeting of Shareholders must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than February 6, 2011 and not later than March 8, 2011 provided, however, that in the event that the date of the 2011 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2010 Annual Meeting, the shareholder must so deliver the notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The shareholder’s notice with respect to such proposal must comply with the requirements set forth in the Company’s bylaws.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Upon written request the Company will provide, without charge, a copy of its Annual Report on Form 10-K for its fiscal year ended January 1, 2010. For a copy of the Company’s Form 10-K, please contact Josie Estevez-Lugo at 1001 Brickell Bay Drive, Suite 3000, Miami, FL 33131, telephone (305) 375-8005, facsimile (305) 379-8810.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this proxy statement, the Board of Directors knows of no other matters that may come before the annual meeting. However, if any other matters properly come before the meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Frank A. Zomerfeld

Secretary

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2010.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/HCKT
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Ted A. Fernandez	☐	☐	02 - Terence M. Graunke	☐	☐	03 - Alan T.G. Wix	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.
		Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

FRIDAY, MAY 7, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ted A. Fernandez and Robert A. Ramirez, jointly and individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as directed on the reverse side, all shares of Common Stock, par value $.001 per share, of The Hackett Group, Inc., a Florida corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Friday, May 7, 2010, at 11:00 a.m. (local time) at the Company’s offices located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida, or any postponement or adjournment thereof, as follows on the reverse side.

When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES SET FORTH HEREIN.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE